Exhibit 99.2

CORPORATE PARTICIPANTS

Leah Gibson Satcon Technology Corp - Director of IR

Steve Rhoades Satcon Technology Corp - President & CEO

Aaron Gomolak Satcon Technology Corp - CFO

CONFERENCE CALL PARTICIPANTS

Ash Birla Dougherty & Co. - Analyst

Biren Amin Jefferies & Co. - Analyst

Dale Pfau Cantor Fitzgerald - Analyst

Pavel Molchanov Raymond James - Analyst

Jeff Osborne Stifel Nicolaus - Analyst

Carter Driscoll CapStone Investments - Analyst

PRESENTATION

Operator

 Good afternoon and welcome, everyone, to Satcon’s fourth-quarter and full-year 2011 conference call. Today’s call is being recorded. You may listen to the webcast on Satcon’s website located at www.Satcon.com. In addition, today’s news release is posted on the site for those of you who did not receive it by e-mail. With us today are Satcon’s President and Chief Executive Officer, Steve Rhoades; Executive Vice President and Chief Financial Officer, Aaron Gomolak; and Director of Investor Relations, Leah Gibson. At this time, for opening remarks, I would like to turn the call over to Ms. Gibson. Please go ahead.

Leah Gibson  - Satcon Technology Corp - Director of IR

Thank you, Robyn, and welcome to the call, everyone. Before we begin, please note that the comments made on this conference call today may include forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements and may include the word believes, anticipates, plans, expects, intends and similar expressions which are intended to identify forward-looking statements.

Important factors that could cause actual results to differ materially from those inferred by such forward-looking statements are set forth under the caption Risk Factors in Satcon’s Form 10-K for the year ended December 31, 2011. These factors are included there for reference. Once filed with the SEC, copies of the 10-K will be available from Satcon upon request and will be posted to the Company’s Investor Relations website at Satcon.com.

In addition, today’s call is being recorded and a webcast replay will be available on the Investor Relations website. This call and associated recordings belong to Satcon and are prepared for the benefit of our investors. Finally, I’d like to remind everyone that Satcon’s CFO, Aaron Gomolak, is presenting at the Raymond James 33rd Annual Institutional Investor Conference in Orlando on Wednesday March 7 at 7.30 a.m. A live webcast will be available on our Investor website and an archived recording will be available as well. With that, I will turn the call over to our President and CEO, Steve Rhoades. Steve?

Steve Rhoades  - Satcon Technology Corp - President & CEO

Thanks, Leah, and good afternoon, everyone. Let me begin by providing an overview of our performance, then Aaron will take you through the financials before we turn the call over to the operator for your questions. Recapping our top line results, 2011 was a growth year for Satcon. With revenues up 9% over our results in 2010, revenue for the fourth quarter of 2011 was $36 million, which is in line with the revised assumptions we made on our business update call in early January. Shipments for 2011 grew over 16% to 800 megawatts shipped, with the 250-kilowatt and above segment representing 87% or nearly 700 megawatts of those shipments.

Over the past four years, Satcon has been executing a three-point strategy composed of domestic and international commercial expansion, strategic solution portfolio development, and the implementation of a series of supply chain and operational best practices in order to achieve sustainable profitability alongside growth. Despite the challenges of last year, the fourth quarter of 2011 saw a series of significant milestones in attaining each of these objectives. We are now in a much stronger position as a result. Today we will walk you through the measures we have taken to transform our worldwide organization to enable us to successfully and properly capitalize on the significant opportunities ahead.

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As those of you joining the call today are aware, in 2011, the solar industry transformed from the hyper-growth market of 2010 to a hyper-competitive market. Although North American and Asia experienced a significant growth for us, the utility scaled, ground-mounted, European market flattened under government policy changes and uncertainty. This caused significant price pressure in what had been a highly-profitable market for Satcon just a year before and continues to be challenging in the first half of 2012. The dynamics of these market changes have forced the industry, including Satcon, to adjust.

As we have previously announced, over the past nine months we have implemented a series of significant measures across our organization and adjusted our go-to-market strategies to better position our commercial efforts in each of our core markets. And most importantly, we are executing our transition to a managed, third-party manufacturing model that enables a more flexible and lean global operation to a variable cost structure that can easily ramp relative to immediate market conditions. These changes, along with our industry-leading solutions for the utility-solar segment and world-class sales, engineering and services organizations position us to take advantage of the opportunities ahead while maintaining a size and cost position that allows us to achieve profitability.

North America continued to be our strongest performing market in 2011, with shipments nearly doubling over 2010, representing 81% of megawatts shipped during the year. As European ground-mount solar declined, we saw a number of Europe-based inverter manufacturers enter the US market. Despite this, Satcon continues to maintain its leadership position, shipping 645 megawatts into North America in the year.

The US domestic market is expected to grow over 50% in 2012, and this is evident in our pipeline activity, where in the past three months alone we have added over 2.5 gigawatts to our pipeline for medium voltage solutions for projects expected to begin construction in the next 12 months. We continue to invest in our leading solution portfolio for the North American solar market and will be introducing several new products and services over the coming months as we see a significant, long-term opportunity to build on our leadership in North America.

The Asia solar market also represented sizable growth for Satcon in 2011. We see a significant opportunity to expand our presence in these markets in 2012. The China market, where Satcon was the second-largest inverter supplier in 2010, is expected to triple in size from over 1.5 gigawatts in 2011 to over 5 gigawatts in 2015. To take advantage of this growth, Satcon has entered into a strategic sales distribution and manufacturing partnership which we announced earlier this year. I will go into more detail about that in a few minutes.

Favorable government policies have also created growth opportunities in other parts of Asia, including Thailand, Taiwan and India. Satcon delivered 36 megawatts of its industry-leading, 500-kilowatt PowerGate Plus inverters to India last year in a market that had an estimated size of 200 megawatts in 2011, and is expected to grow to 3.5 gigawatts by 2015. In addition, Satcon delivered 25 megawatts into Taiwan in the same year. This market is expected to grow considerably over the next few years.

In Europe, the changing government policies and uncertainty, coupled with extremely high price pressure, challenged the markets throughout 2011. The market outlook for 2012 continues to be highly unpredictable. In order to lower our exposure to heavy swings in this geography, we have positioned our sales strategy for Europe around partnerships, combined with an intensified focus on developing business there through our global accounts based in the US, Western Europe and Asia. This strategy will position us to take advantage of the emerging markets there and in the Middle East and South Africa while still maintaining an [off-payroll] presence in the European market, should it regain some consistency in the coming year.

While predicting the solar market can be challenging, it is our expectation, and certainly our pipeline supports this notion, that the global utility and commercial solar market will grow rapidly in the next several years. In anticipation of this, we have assembled a best-in-class, value-chain team both commercially and operationally that will enable us to reach our goals of profitability and cash generation rapidly to the creation of a lean and variable cost structure, where the cost of operations is now directly tied to the volumes in revenue generated in each category. These measures have allowed us to reduce our direct workforce by 50% while simultaneously enabling us to expand both our manufacturing and sales capabilities worldwide through strong and capable partners. As a result, we have reduced expenses such that our EBITDA breakeven is lowered by one-third relative to a year ago. For Q2 2012, our new breakeven level is between $35 million and $40 million, which is less than our average revenue run rate in 2011. Operationally these measures enable us to both streamline manufacturing and supply chain costs while at the same time gain the ability to rapidly adjust the fluctuating demand in both directions.

Last month we announced our expanded partnership with CEC Great Wall, one of 53, China State-owned entities, a global Fortune 500 Company and one of the world’s largest electronics contract manufacturers. Under the new agreement, CEC Great Wall will closely support joint efforts by Satcon in aggressive cost reduction, driven by design and supply chain improvements, including leverage from a much larger collective purchasing power base. Under the terms of the agreement, immediate cost reductions are provided in addition to medium and long-term targeted cost reductions. To date, we are successfully tracking on multiple cost reduction initiatives with CEC Great Wall across our highest volume solutions that will drive improvements to our margin structure beginning in the first quarter of this year.

In addition to the operational aspects of our partnership, Satcon has entered into a non-exclusive sales and marketing agreement with CEC Great Wall for the distribution of Satcon’s solar inverters for China. The partnership will position Satcon to capitalize on the estimated 14 gigawatts of utility-scale projects under

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development there. Of the 14 gigawatts of identified, non-residential, solar projects in development in China today, nearly two-thirds are expected to be developed by China’s State-owned entities. And our partnership with CEC Great Wall greatly strengthens our competitive position with these China SOEs. In addition, Great Wall has committed to an initial purchase of approximately 60 megawatts of Satcon’s PowerGate Plus solutions which are expected to be delivered by April and utilized for their projects.

We also recently entered into a letter of agreement with Sanmina-SCI Corporation as a contract manufacturing partner in Canada. Sanmina’s local manufacturing presence will allow us to continue to support our customers in the Ontario feed-in tariff market, while minimizing the amount of fixed cost we carry in that region.

Inside our solution portfolio, we continue to expand our product offerings. Our Prism Platform solutions continue to demonstrate significant demand with over 160 megawatts shipped to date and a robust pipeline of over 2.5 gigawatts of quoted opportunities in North America alone. Prism Platform is the building block for utility-scale solar, delivering the highest levels of performance while at the same time greatly simplifying installation through a factory-optimized, plug-and-play design approach. Prisms’ industry-leading, 98% weighted CEC efficiency is combined with turnkey solution value, moving costly system integration traditionally done in the field and putting it in the factory. This allows for a significant reduction in time and expense of system construction while ensuring the highest levels of system performance through factory-optimized design.

Just this morning we announced our entrance into the light commercial solar inverter market segment with the launch of Equinox LC. The light commercial inverter segment is one of the highest growth sectors in the worldwide market and is expected to grow to over $1.5 billion in revenue by 2015 according to IMS Research. Equinox LC will include 4 UL-certified, power ratings of 12, 16, 20 and 24 kilowatts. And 5 certified, power ratings for CE of 8, 10, 13, 17 and 20 kilowatts. These new solutions launch us into this high-growth market segment with best-in-class efficiency. This, combined with a lightweight and compact footprint designed for ease of installation and maintenance, will allow us to expand our established partnerships with the world’s largest, solar developers to significantly broaden Satcon deployments globally.

Over the past eight months, Satcon has implemented a series of difficult and far-reaching measures across our organization, our go-to-market strategy and our cost structure that will ensure that we capitalize on the significant growth opportunities ahead of us. Learning from the lessons of the past and building on our industry-leading solution portfolio, world-class marketing, sales and engineering organizations, our leadership positions in North America and China and our brand equity is one of the most widely-deployed and most innovative, utility-scale inverter solution providers, we believe that the operational and cost reduction activities that are underway will right-size our organization to current market conditions. With that I will now turn the call over to our CFO, Aaron Gomolak, who will review our financial results. Aaron?

Aaron Gomolak  - Satcon Technology Corp - CFO

Thanks, Steve, and good afternoon, everybody. Revenue for the fourth quarter of 2011 was $36 million compared with the third quarter of 2011 at $45 million. Total sales for the year were $188.6 million, a 9% increase over total sales of $173.3 million in 2010. During the quarter we sold 147 megawatts of our inverter solutions as compared to 181 megawatts in Q3 of this year. Our overall revenue per watt for Q4 2011 was $0.25, and in line with our Q3 revenue per watt. Our ability to hold ASPs reflects the industry’s adoption of our new, integrated, medium voltage Prism Platform solutions. While the industry continues to experience pricing pressure, we believe we can maintain our competitive position in the large and utility-scale inverter market through the introduction of these highest efficiency and high-performance solutions coupled with the continued progress we make on reducing the cost of these products.

Gross bookings for the fourth quarter of 2011 were $24.6 million including $2.8 million in service and extended warranty. Bookings for Q4 came mainly from North America. We de-booked a $5.1 million order in China due to the recently-announced partnership with CEC and Great Wall. This order and the associated inventory will now be part of the initial, 60-megawatt purchased by Great Wall planned for completion by Q2 2012. Our backlog, which consists of fixed purchase orders from our customers, was $23.1 million as of December 31, 2011.

Gross margin for the fourth quarter of 2011 was negative 64% compared with 12% in Q3 of 2011. During the quarter, the Company recorded $27 million in inventory-related charges, associated with our strategic plan to reduce cost by focusing on product development, marketing and sales on solutions for our fastest-growing markets in North America and Asia. Excluding these inventory charges, gross margin for the quarter was 11%.

Operating expenses for the quarter were $20 million compared to operating expenses of $17.1 million in the third quarter of 2011. This includes a legal accrual and bad debt provisions of $1.6 million and restructuring charges of $1.8 million associated with the companywide reorganization that we announced on January 4. The majority of these restructuring charges during Q4 were associated with employee termination costs. The remaining restructuring charges of approximately $1.1 million will occur in Q1 of 2012. During the fourth quarter of 2011, the Company recorded an operating loss of $42.9 million, compared with an operating loss of $11.8 million in Q3 of 2011.

As we indicated earlier in the quarter, Management has made a steadfast commitment to achieving profitable growth. To recap, these primary actions include a comprehensive corporate reorganization, focusing our design team and commercial sales and marketing team on our best performing markets in North America and Asia. Next, and as a direct result of this product and market focus, we are accelerating our cost reduction programs and our central inverters and our medium voltage Prism Platforms. As we optimize the design on our Prism Platforms for higher power levels, and source more subassemblies from Asia, we will decrease the cost of these solutions by approximately 10% per quarter for the next three quarters.

And finally, we are strengthening our organization by moving additional manufacturing and a majority of our international sales and marketing to strong and capable partners such as CEC Great Wall, Survey Digital and Sanmina. These organizations enhance the capabilities and scale of Satcon while also moving us to more variable cost structure capable of handling large shifts in the top line. These actions reset the expense structure of the Company going forward. When completed, our EBITDA breakeven will be reduced to between $35 million and $40 million by Q2 of 2012.

Our second corporate initiative that we set out in early 2011 was to manage and reduce the amount of working capital tied up on our balance sheet, with a target to reduce inventory and Accounts Receivable to below Q1 2011 ending levels by the end of last year. I am pleased to report that we were successful in achieving both of our working capital targets at year end prior to the $27 million in charges we mentioned earlier.

Accounts Receivable at the end of the fourth quarter were approximately $46.1 million, down from $55.8 million in Q3. Inventory at year-end was $49.9 million, down from $81.3 million in Q3 of last year. The $27 million in inventory charges for Q4 are comprised of $17.2 million of inventory reserves and $9.8 million of accruals and other items, primarily relating to non-cancelable purchase orders open as of year end. More than half of these charges relate to our Solstice product line.

Looking forward to 2012, we are on track to reach our goal of four inventory turns and DSOs of less than 80 days by the second half of the year. Assuming constant revenue and mix, these two actions alone would generate $25 million of cash through working capital reduction. In addition, principal amounts owed on both our subordinated debt and convertible note are decreasing and will continue to decrease in each quarter throughout 2012.

The first quarter of 2012 will be subject to normal seasonality. For Q1, we expect revenue to be between $22 million and $28 million. With the actions just discussed, we expect to be EBITDA breakeven at $35 million to $40 million in Q2 of 2012, and operating income positive at the same revenue levels as we look into the second half of 2012. With that, I will turn it back to Steve for his closing remarks. Steve?

Steve Rhoades  - Satcon Technology Corp - President & CEO

Thanks, Aaron. While 2011 was a difficult year for Satcon and for the entire solar industry, I’m extremely excited about our prospects going forward. We are attacking the fastest growing markets in new ways, partnering with new and powerful companies, introducing new products for both the light commercial and utility-scale markets, completely resetting our expense structure and continuing the successful work done to date to reduce both our working capital and the debt we carry on our balance sheet. We will reach our goals of profitability and cash generation by the second half of 2012. With that, I will conclude our prepared remarks for today and ask the operator to open the call for questions. Operator?

QUESTION AND ANSWER

Operator

Thank you. We will now be conducting a question-and-answer session. (Operator Instructions) One moment please while we poll for questions. Our first question comes from the line of Joe Maxa with Dougherty & Company. Please proceed with your question.

Ash Birla  - Dougherty & Co. - Analyst

Hi, guys, this is Ash Birla for Joe Maxa. Thank you for taking my question. Hi, Aaron, I wanted to ask you about this 1Q sales guidance. How much of that revenue of $22 million to $28 million is from this partnership with Great Wall? And did you account that as product sale? Did you use the ASP as $0.20 or did you use the royalty number to get that?

Aaron Gomolak  - Satcon Technology Corp - CFO

Ash, for the first half of 2012, we have no revenue modeled in for the CEC Great Wall partnership. We do have, as part of the agreement — and I just want to — let me be clear with everybody, that we do have — there’s a 60-megawatt initial purchase that is in the agreement. We are going to treat that from an accounting perspective as an offset to cost-of-goods sold; and we will recognize revenue when CEC Great Wall actually sell that project through to the end-user. It will certainly be a working capital pickup in Q1 and Q2, because we’ll be able to reduce inventory by 60 megawatts and get cash for those units, but the Company will not be recording any revenue until we get that product placed at the final jobsite. Then as far as the royalty goes going forward, the straight royalty going forward, we are not modeling any revenue for the first half of the year there, although there are some near-term opportunities.

Ash Birla  - Dougherty & Co. - Analyst

So what are you looking for full-year, fiscal-year ‘12 growth, compared to fiscal-year ‘11? Your first quarter guidance calls for — it’s a decline of 31%, or 30% sequential decline. But going forward, can you give us some color on what are you looking for the next nine months after the first quarter?

Steve Rhoades  - Satcon Technology Corp - President & CEO

We are not giving revenue guidance for the full year. Historically, we have always seen a drop from Q4 to Q1. So we’re going to see that same thing this year. We certainly expect this to be growing in revenue as we look out over the next three quarters, but we’ve never provided more than one quarter of guidance, and that’s all we are going to provide right now.

Ash Birla  - Dougherty & Co. - Analyst

Sure.

Steve Rhoades  - Satcon Technology Corp - President & CEO

We will say that we are concentrating on the markets that we think are going to grow quickly. I think that the US has been a very good market for us this year and a place where we expect significant growth. We did put into our notes today that we’ve quoted a very large amount of utility-scale opportunities for our medium voltage solutions. The quoting activity over the last few months has been intense, and I think is an indication of where the US utility market is going. We continue to win a sizable fraction of those deals. So I think the outlook for 2012 is looking quite positive. We are going to see and we would expect to see some drop in revenue for Q4 to Q1, but we are generally very encouraged by the level of quoting activity that we see, and what we see looking out for the balance of the year.

Ash Birla  - Dougherty & Co. - Analyst

Sure. So what you’re saying is, if I get it correctly, at least until the conference call date, you’re looking at better order patterns than last quarter?

Steve Rhoades  - Satcon Technology Corp - President & CEO

Again, we are not providing backlog, because we’ve decided to just give our backlog at the end of each quarter. We’ve made that practice for the past few quarters. But we did give an indication that quoting activity is high. And that’s what we are providing.

Aaron Gomolak  - Satcon Technology Corp - CFO

If I could add one more comment too, Ash. It’s important to also note that the sales and distribution agreement with CEC Great Wall is a non-exclusive agreement, so we are maintaining a direct business development presence in China and throughout Asia. So I don’t want you to think that our opportunities in Asia are limited to just the CEC Great Wall agreement.

Ash Birla  - Dougherty & Co. - Analyst

Sure. And Aaron, just one housekeeping question for you. What are your thoughts on gross margin for first quarter and second quarter?

Aaron Gomolak  - Satcon Technology Corp - CFO

I think the first quarter, obviously the focus is on cash generation and continuing to make great progress on working capital reduction. So we’re not giving official guidance, but I think it will be somewhere in the range that it’s been in the last couple of quarters without the special items. As you look forward to Q2 and you think about a $35 million to $40 million EBITDA breakeven model, the assumption, and we have about 9% price erosion model throughout the year, and gross margin’s around 20% for Q2, would be part of that model.

Ash Birla  - Dougherty & Co. - Analyst

Okay. Great, thank you.

Aaron Gomolak  - Satcon Technology Corp - CFO

Thank you.

Operator

Our next question comes from the line of Jesse Pichel with Jefferies & Company. Please proceed with your question.

Biren Amin  - Jefferies & Co. - Analyst

Hi, Steve and Aaron. This is Amin here for Jesse. Thanks for taking my question. For your light commercial product launch, can you give us some color on how big is the target market this year? And how much revenue you are targeting in 2012? And how will be the margin compared with the corporate average?

Steve Rhoades  - Satcon Technology Corp - President & CEO

The market is a big  — do we have the IMS numbers there for this year for that number, Aaron?

Aaron Gomolak  - Satcon Technology Corp - CFO

Yes, we are pulling them up right now. You go ahead and talk, Steve, and we’ll jump in.

Steve Rhoades  - Satcon Technology Corp - President & CEO

This is a very fast-growing market. It is several hundred million dollars this year projected to grow to $1.5 billion by 2015. I think that, as we’ve seen costs come down, Amin, the competitiveness of solar power for commercial buildings against retail electricity rates is actually very, very favorable here in the US. We think this is an exciting market for us to get in. It is still a three-phase business for us. So all of the nine power levels we announced are for three-phase power supplies, which is where we’ve built a sizable presence over the past few years. It is going to take a while for us to build this, but we’ve got over 2,000 dealers and distributors selling Satcon products just in the US. And these products are made for that channel, so I think it is a business that we can grow well through this year. It is a new space for Satcon and for our dealers and distributors, our customers, but I think the Satcon brand and the trust that they’ve had in us over the years is going to help us to push this pretty rapidly into this market. And in terms of margins, they will be comparable to the margins that we have on our utility-scale equipment for this year, but with very little below-the-line costs, so I think it is going to be a good, profitable segment for us to get into. Did we get Amin those numbers, Aaron?

Aaron Gomolak  -  Satcon Technology Corp - CFO

Yes, Amin, as far as market sizing, what we get from IMS has the 2012 market at about 2.4 gigawatts in terms of total addressable market, growing to about 3.6 gigawatts by 2015. So — (multiple speakers)

Biren Amin  -  Jefferies & Co. - Analyst

Okay. Great. What kind of gross do you expect from China this year, both in terms of shipment and also revenue?

Steve Rhoades  -  Satcon Technology Corp - President & CEO

I think we’ve got a fantastic new partner in CEC Great Wall that are well tied in to other State-owned entities inside of China. They are investing heavily in sales and market. They are going to give us good, broad presence across China. For the total market there — I just took a trip over there. I think we’re going to see a total market that’s north of three gigawatts, but I don’t know that it will reach some of the larger projections that have been put out there for that market. But there’s plenty of opportunity there. But I think what we’ve seen over the last few years is, it helps to have good, strong, local partners if we are going to build that business in that region.

Biren Amin  -  Jefferies & Co. - Analyst

Great. Appreciate it, thanks.

Operator

Our next question comes from the line of Dale Pfau Cantor Fitzgerald. Please proceed with your question.

Dale Pfau  -  Cantor Fitzgerald - Analyst

Good afternoon, all. Let’s talk a little bit about the 60 megawatts, make sure I understand this correctly. You’re going to record this as a distribution agreement. They are going to take the inventory, you’ll get the cash, it will decrease your inventory. Then you record the revenues when it’s sold through to their final customer, correct?

Steve Rhoades  -  Satcon Technology Corp - President & CEO

That’s absolutely correct, Dale. Yes.

Dale Pfau  -  Cantor Fitzgerald - Analyst

When is this off-take of the inventory, is it going to be this first quarter and second quarter?

Aaron Gomolak  -  Satcon Technology Corp - CFO

It is going to be split between Q1 and Q2, correct, with the agreement stating that all inventory will be taken by April 30.

Dale Pfau  -  Cantor Fitzgerald - Analyst

About how much cash are you going to get, Aaron?

Aaron Gomolak  -  Satcon Technology Corp - CFO

We are modeling around $6 million still.

Dale Pfau  -  Cantor Fitzgerald - Analyst

$6 million total?

Aaron Gomolak  -  Satcon Technology Corp - CFO

Yes.

Dale Pfau  -  Cantor Fitzgerald - Analyst

What you think your cash burn in 1Q and 2Q are going to be?

Aaron Gomolak  -  Satcon Technology Corp - CFO

I think especially looking at Q2, I think, based on what we said, what Steve and I just said on the script, we feel we will be EBITDA breakeven. So from an operations perspective, our intention in Q2 is to burn no cash. I think as we look at Q1, obviously it is a transitional quarter, the restructuring announcement that we put out on January 4 is phased in throughout Q1, so we have a lot of costs that we’re incurring right now, shutting down our factory in Canada, people are gradually leaving. So I think from a cash-burn perspective, whatever we lose from an operating income perspective, we will make up through the balance sheet in terms of working capital reduction.

Dale Pfau  -  Cantor Fitzgerald - Analyst

Okay. A quick question about your new light commercial products. Steve, is this something your customers have been asking for? Did you feel there was a hole in the market out there? What led you to introduce this family of products at this time?

Steve Rhoades  -  Satcon Technology Corp - President & CEO

I’d say that there’s three things. We’ve been all the way down, in terms of the size of our products, down to 30 kilowatts, as you know; and we still get a fair amount of demand for our 30, 50 and 75 kilowatt products. Many of our customers, including several of our largest customers, have been pushing us hard to enter into the space for smaller, three-phase products. So we’ve been thinking about it for quite a while. As costs have come down for panels, we see that solar is a much more competitive solution and because of that is gaining a lot of traction for commercial rooftop, particularly here in the US. It is a fast-growing segment. So I think it is a market that’s going to grow fast, mostly because of how fast overall system costs have come down over the last year, year and a half. And we had an opportunity to get into the market with a great set of products. A good deal for us and one where I think we can take advantage of the brand that we’ve built over the last few years. The extensive dealer network. We have nine distributors and over 2,000 dealers here in the US that will carry the products. So we think it’s something we can push pretty rapidly to our customer base. So I’m very excited about our prospects in this market.

Dale Pfau  -  Cantor Fitzgerald - Analyst

Those products will be made in China also?

Steve Rhoades  -  Satcon Technology Corp - President & CEO

They will not. They will mostly be made here in the United States.

Dale Pfau  -  Cantor Fitzgerald - Analyst

Okay. And your comments about the RFQ activity. You mentioned the RFQ activity has been heating up and it’s primarily, I would assume, for some of the utility-scale projects here in the US, that people are expecting to install this year and next year; is that correct?

Steve Rhoades  -  Satcon Technology Corp - President & CEO

That’s correct. We’ve seen over 2.5 gigawatts of product quoted just in the US. We’ve seen similar amounts actually in China, but I’m less optimistic about the timing of that. But we’ve actually seen a very high-level of quote activity in China as well. But when we look at the US market to see very robust quoting activity and detailed RFQs that we are participating in, it gives me good encouragement over the next couple of years for the utility-scale segment here in the North American market.

Dale Pfau  -  Cantor Fitzgerald - Analyst

And from that standpoint, do the people who actually are seeking those RFQs, how is your relationship with those customers?

Steve Rhoades  -  Satcon Technology Corp - President & CEO

Quite good, or I’m not sure we’d be involved in such detailed RFQs. I think that we’ve made short lists for some big and important projects with some very strong UPCs here in the US.

Dale Pfau  -  Cantor Fitzgerald - Analyst

Great. Good luck and we will be watching. Thanks.

Operator

Our next question comes from the line of Pavel Molchanov from Raymond James. Please proceed with your question.

Pavel Molchanov  -  Raymond James - Analyst

Thanks for taking my question. First, on the light commercial product, the competitive dynamic that you’re facing there, is a little bit different. You’ll be competing against much larger players like Power-One and SMA Solar. And I’m just curious how comfortable you are with going against those larger players?

Steve Rhoades  -  Satcon Technology Corp - President & CEO

Those are the players we compete with every day in our utility segment, Pavel, and I think that we’ve got the technical capabilities and the connections to our customer base that, particularly here in the US, I feel quite good about our ability to compete in that market. We have a very wide net that we cast with our distributors and dealers here in the US. The Satcon brand is trusted. We don’t just sell in the utility-scale segment. We sell 30, 50, 75, 100 and 135 kilowatt inverters today for commercial rooftop and we do quite a robust business in that space. This is going to extend our reach down to 10 kilowatts, and I think it is a segment that’s going to grow quickly; and we are going to use our brand and our distribution network and the technical prowess that we have to drive that solution here in the US and the North American market.

Pavel Molchanov  -  Raymond James - Analyst

Okay. Then just a quick follow-up about your partnership. Obviously, do you feel solar — we had a lot of hope for it and it didn’t pan out in the past. What gives you the confidence that Great Wall will have a fundamentally different outcome?

Steve Rhoades  -  Satcon Technology Corp - President & CEO

One of the things that is a large difference between this partnership and the previous work we’ve done with China is that CEC is one of the large, State-owned entities in China. A lot of their pipeline, a lot of their own excitement about the business is how closely they are working with the other State-owned entities in China on their work in solar. So though the other State-owned entities include the five transmission operators and the two generation operators for the Chinese utilities, other big players with lots of both rooftop and ground opportunities in China, so I think that connection is quite different from the partner that we’ve had previously. The other thing that I think is different is, this is a group that we’ve had a connection with for many years. We started working with our contract manufacturing partner in Shenzhen more than three years ago, CEC owns that company. We have been working with the parent corporation for a number of years. We trust them. I think it makes for a strong partnership opportunity as we look out over the next few years. So it is different. I think it is a much bigger organization than GCL, very connected inside of China, very connected to other Chinese, State-owned entities. And I think it is a great opportunity for us.

Pavel Molchanov  -  Raymond James - Analyst

Okay.

Aaron Gomolak  -  Satcon Technology Corp - CFO

I think if I could add to that too, Pavel, I think the economics of this deal make a lot more sense. When we set up the deal with our previous customer, pricing was a lot higher than it is today. It was a buy/sell relationship. There was margin stacking going on. And I think if you look at the pure royalty deal, this is just — the economics make a lot more sense to CEC Great Wall. They are going to make a lot more sense to Satcon, and it’s going to put them at a very, very price competitive advantage as we look into the market.

Pavel Molchanov  -  Raymond James - Analyst

Just one last quick one, what do you think the Chinese [TV] market will total in 2012?

Steve Rhoades  -  Satcon Technology Corp - President & CEO

As I said earlier when Dale asked the question, I was just over there. I talked to a number of people. The consensus that I got talking with folks was a number three, three to four gigawatts. I think that’s that a more realistic estimate than some of the much larger estimates that we see out there.

Pavel Molchanov  -  Raymond James - Analyst

Appreciate it, guys. Appreciate the color.

Operator

Our next question comes from the line of Jeff Osborne with Stifel Nicolaus. Please proceed with your question.

Jeff Osborne  -  Stifel Nicolaus - Analyst

Great, good evening. Steve, on the last call you mentioned some pull-in of orders or interest on the 1603 Program and that expiring last year. I was just wondering if you can update us on what you’re seeing with that particular program here in the US?

Steve Rhoades  -  Satcon Technology Corp - President & CEO

We did see orders at the end of December for the 1603. We got some of that, but we also got an indication that a lot of that was secured through panel purchases or balance-of-system purchases; and there are about 12, 15 months left to run on that program. So we got some of the benefit directly at the end of December for that program, but we also look for a benefit in the overall US market, as those projects have to be built over the next 12 months. We are seeing some activity in Puerto Rico for ourselves, and that’s some here in California. So it was good. It didn’t drive a giant amount of business, but it drove a good push at the end of December for us on orders.

Jeff Osborne  -  Stifel Nicolaus - Analyst

Got you, and just two other ones. Aaron, can you touch on with all the moving pieces what you expect the operating expense run rate to be in Q1 and Q2?

Aaron Gomolak  -  Satcon Technology Corp - CFO

Yes, I think, Jeff, it is easier probably for me to predict Q2. I think we will be below $10 million, probably $9.5 million, in that range. I think as we look at Q1, it’s certainly going to be a transitional quarter as we shut down the manufacturing facility in Canada and we execute on the restructuring plan. But I would think somewhere in the $12 million to $13 million range is what I would model for OpEx for Q1.

Jeff Osborne  -  Stifel Nicolaus - Analyst

Got you. And then the last one. I may have missed it in the release this morning, but on the light commercial side, can you just talk about when those will be in general availability? Is that something for [inner] solar middle of the year, later in the year or now?

Steve Rhoades  -  Satcon Technology Corp - President & CEO

They are ready now, so all of those product levels are ready to be delivered today and we’ll be hitting the market with them hard over the next weeks and months.

Jeff Osborne  -  Stifel Nicolaus - Analyst

Perfect, thanks so much for the update.

Operator

(Operator Instructions) Our next question comes from the line of Carter Driscoll with CapStone Investments. Please proceed with your question.

Carter Driscoll  -  CapStone Investments - Analyst

Good afternoon. My first question is, maybe you could detail or contrast India and Taiwan and what you are selling in there and your expectations for the balance of 2012? They seem to be two markets that really are starting to ramp up and maybe you could talk specifically about those two? And then I have a couple of follow-ups.

Steve Rhoades  -  Satcon Technology Corp - President & CEO

We did a pretty good business in Taiwan last year. If I’m not mistaken, Aaron, it was about 12 megawatts; is that right?

Aaron Gomolak  -  Satcon Technology Corp - CFO

25 megawatts in Taiwan, Steve, and 36 in India.

Steve Rhoades  -  Satcon Technology Corp - President & CEO

It was bigger than I thought. 25 megawatts in Taiwan which had to be a sizable fraction of that market. I think it is looking to be a market of similar size as we look out over 2012. We’ve got a fantastic partner in India that we’ve been working with for a lot of our shipments. We previously announced that we shipped a sizable fraction of our product to Wipro. Wipro is a strong UPC in India. That market is still developing. It’s still a little bit slow here in 2012, and I think that will continue to be a modest growth for India in 2012. It looks very good as we look out into 2013 to 2015. We’ve got folks on the ground there. We’re getting a sizable fraction of the business there, and we remain very interested in the growth that we are going to see in that market. The other market I think that we’re doing well in, although not much in terms of shipments right now, but a lot of pipeline activity, is in Thailand. Thailand I think is going to be a good market in 2012, and we’ve got good partnerships developing in that region as well.

Carter Driscoll  -  CapStone Investments - Analyst

And can you just clarify which products are seeing the most success? Maybe in contrast — (multiple speakers)

Steve Rhoades  -  Satcon Technology Corp - President & CEO

Yes, we are only selling our utilities products there right now, primarily the 250-kilowatt and 500-kilowatt PowerGate products.

Carter Driscoll  -  CapStone Investments - Analyst

And then a couple of clarifications if I could, Aaron. The numbers you mentioned in terms of what you are expecting, if everything goes according to plan in terms of potentially changing, turning over working cap, I think you said $25 million for 2012, if that’s correct.

Aaron Gomolak  -  Satcon Technology Corp - CFO

That is correct, yes.

Carter Driscoll  -  CapStone Investments - Analyst

Would that include the $6 million for Great Wall or does that exclude that?

Aaron Gomolak  -  Satcon Technology Corp - CFO

Yes, that would include the $6 million for Great Wall, Carter. So the $25 million number, just to reiterate, would be the reduction in both inventory and Accounts Receivable, that constant revenue mix.

Carter Driscoll  -  CapStone Investments - Analyst

And after the charge you took this quarter in the inventory, do you feel fairly confident that the inventory position right now is fairly clean?

Aaron Gomolak  -  Satcon Technology Corp - CFO

Yes, I do. Obviously we spent a tremendous amount of effort, months probably, looking at every part in every warehouse around the world, and I feel very confident in the balance that’s left.

Carter Driscoll  -  CapStone Investments - Analyst

Okay. That’s all I had. Thanks very much.

Aaron Gomolak  -  Satcon Technology Corp - CFO

Thank you, Carter.

Operator

There are no further questions at this time. I would like to turn the floor back over to Management for closing comments.

Steve Rhoades  -  Satcon Technology Corp - President & CEO

Thank you, everyone. This concludes today’s call. We look forward to speaking with you on our first-quarter 2012 conference call in early May. Thanks a lot.

Operator

This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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